Invesco Tax-Exempt Securities                                    SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 6/30/2010
File number:       811-7890
Series No.:        5

72DD. 1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                        $  3,641
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                        $    695
        Class C                        $    467
        Class Y                        $ 12,546


73A.    Payments per share outstanding during the entire current period:
        (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                          0.2410
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                          0.2232
        Class C                          0.2170
        Class Y                          0.2542


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          15,042
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           2,783
        Class C                           2,228
        Class Y                          48,313


74V.  1 Net asset value per share (to nearest cent)
        Class A                         $ 10.81
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                         $ 10.86
        Class C                         $ 10.82
        Class Y                         $ 10.80